Exhibit 99.(h)(4)

SKYLINE FUNDS

AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of this 8th day of March, 2006, to the Transfer Agent Servicing Agreement, by and among Skyline Funds, a Massachusetts business trust, Skyline Asset Management, L.P., a Delaware limited partnership, which acts as investment adviser to Skyline Funds and U.S. Bancorp Fund Services, LLC, dated August 31, 1995, as amended (the “Agreement”), shall be as follows:

Effective January 1, 2006, the fee schedule of the Agreement are hereby superceded and replaced with the respective fee schedules attached hereto. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

SKYLINE FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Stephen F. Kendall	By:	/s/ Michael R. McVoy

Name:

Stephen F. Kendall

Name:

Michael R. McVoy

Title:	Executive Vice President	Title:	Vice President

SKYLINE ASSET MANAGEMENT, L.P.

By:	/s/ D. B. Marotz

Name:

D. Marotz

Title:	Chief Compliance Officer

TRANSFER AGENT & SHAREHOLDER SERVICES

ANNUAL FEE SCHEDULE

SKYLINE FUNDS

As of January 1, 2006

Service Charges to the Fund

Shareholder Account Fee (Subject to Minimum)	Service Charges to Investors
Qualified Plan Fees (Billed to Investors)
No-Load – $14.00 /Open Account	$15.00 /qualified plan acct (Cap at $30.00/SSN)
$11.00/Matrix Level 3	$15.00 /Coverdell ESA acct (Cap at $30.00/SSN)
$6.00/Closed Account	$25.00 /transfer to successor trustee
$25.00 /participant distribution (Excluding SWPs)
Annual Minimum	$25.00 /refund of excess contribution
$24,000 per no-load fund	Additional Shareholder Fees (Billed to Investors)

Activity Charges	$15.00 /outgoing wire transfer
$15.00 /overnight delivery
Telephone Calls - $1.00 /call	$5.00 /telephone exchange
Daily Valuation Trades - $10.00 /trade	$25.00 /return check or ACH
Omnibus Account Transactions	$25.00 /stop payment
$3.00 each – first 100 transactions	$5.00 /research request per account (Cap at
$2.00 each – next 400 transactions	$25.00/request) (For requested items of the second
$1.00 each – next 1,500 transactions	calendar year [or previous] to the request)
$0.50 each – next 3,000 transactions
$0.25 each – balance of transactions	Technology Charges
CCO Support Services - $1,200/year
Lost Shareholder Search - $5.00 /search	1. Fund Group Setup (first cusip) - $2,000 /fund group
AML Base Service (excl Level 3 accounts)	2. Fund Setup - $1,500 /cusip (beyond first cusip)
0-999 accounts - $500.00/year	3. NSCC Service Interface – All NSCC Services
1,000-4,999 accounts $1,000/year	Setup - $1,500 /fund group
5,000-9,999 accounts $2,500/year	Annual - $1,400 /cusip/year
10,000+ accounts - $5,000/year	4. Telecommunications and Voice Services
AML New Account Service - $1.00/new domestic	Service Setup - $1,650 ATT transfer connect
accounts and $2.00/new foreign account	VRU Setup - $500 /fund group
ACH/EFT Shareholder Services:	VRU Maintenance - $100 /cusip/month
$125.00 /month/fund group	$.35 /voice response call
$.50 /ACH item, setup, change	5. Average Cost - $.35 /account/year
$5.00 /correction, reversal	6. Development/Programming - $150 /hour
7. File Transmissions – subject to requirements
Out-of-pocket Costs - Including but not limited to:	8. Selects - $300 per select
Telephone toll-free lines, call transfers, etc.	9. Extraordinary services - charged as incurred
Mailing, sorting and postage	Conversion of Records (if necessary) – Estimate to be
Stationery, envelopes	provided.
Programming, special reports	Custom processing, re-processing
Insurance, record retention, microfilm/fiche	All other extraordinary services
Proxies, proxy services
ACH fees, NSCC charges
Disaster recovery – per open account
All other out-of-pocket expenses

Fees are billed monthly.